Exhibit 10.1

ARBEITSVERTRAG	EMPLOYMENT CONTRACT
Zwischen	between
Stoneridge GmbH Kollwitzstrasse 1, 73728 Esslingen am Neckar Germany
(nachfolgend “Gesellschaft” / hereinafter “Company”)
und	and
Uwe Brandenburg [Personal address omitted pursuant to Item 601(a)(6) of Regulation S-K] (nachfolgend “Mitarbeiter” / hereinafter “Employee”)
wird folgender Arbeitsvertrag geschlossen:	the following Employment Contract is agreed:
1. Aufgabenbereich und Pflichten, Versetzungsvorbehalt	1. Position and Scope of Duties, Reservation to assign other Duties
1.1    Der Mitarbeiter wird ab dem 01.04.2027 oder früher bei der Gesellschaft als Global Vice President Engineering & Innovation tätig. Die wesentlichen Arbeitsaufgaben des Mitarbeiters sind in der Stellenbeschreibung aufgeführt, welche als Anlage 1 beigefügt ist.

1.1    The Employee shall assume the position of Global Vice President Engineering & Innovation at the Company effective as of 01.04.2027 or earlier. The Employee's main work tasks are listed in the job description, which is attached as Annex 1.

1.2 Der Mitarbeiter berichtet direkt an die President & CEO, derzeit Natalia Noblet.	1.2 The Employee reports directly to the the President & CEO, currently Natalia Noblet.
1.3    Die Gesellschaft behält sich vor, dem Mitarbeiter auch andere der Vorbildung und Fähigkeiten entsprechende gleichwertige und zumutbare Aufgaben zu übertragen soweit dies unter Berücksichtigung seiner Interessen zumutbar ist.

1.3    The Company reserves the right to assign to the Employee other comparable and adequate tasks according to the Employee’s qualification and abilities as far as this is adequate under consideration of the Employee’s interests.

2. Arbeitszeit	2. Working Time
Der Mitarbeiter wird als leitender Angestellter der Gesellschaft unabhängig von den betriebsüblichen Arbeitszeiten im zulässigen gesetzlichen Rahmen seine volle Arbeitskraft widmen und deren Interessen fördern.

As executive employee the Employee shall devote his full working capacity to the Company and promote the Company's interests within the permissible legal framework, regardless of the usual working hours.

Exhibit 10.1

3. Arbeitsort, Home Office, Versetzungsvorbehalt, Dienstreisen	3. Place of Work, Home Office, Reservation to Transfers, Business Trips
3.1 Der Mitarbeiter erbringt seine Arbeitsleistung von seinem Home-Office in Deutschland aus.	3.1 The Employee shall perform his work from his home-office in Germany..
3.2    Für die Überlassung des Büroraums und des gegebenenfalls notwendigen Mobiliars sowie die damit anfallenden Kosten (wie z.B. anteilige Miet-, Strom-, Heizungs-, Reinigungs-, W-Lan- undund Unterhaltskosten) besteht kein Ausgleichsanspruch.

3.2    There shall be no compensation claim for providing the Home Office and the necessary inventory and for any costs incurring to the Employee (such as por rata costs for rent, electricity, heating, cleaning, WIFI and maintenance) in this connection.

3.3 Der Mitarbeiter ist verpflichtet, regelmäßig Dienstreisen im In- und Ausland zu unternehmen.	3.3 The Employee is obliged to undertake regular business trips in Germany and abroad.
4. Nebentätigkeiten	4. Other Activities
4.1    Genehmigung einer Nebentätigkeit
Hiermit wird die Ausübung einer Nebentätigkeit auf selbständiger Basis als Mitglied des Board of Directors (Board Member) der BlincVision AB genehmigt. Die Nebentätigkeit umfasst die Wahrnehmung der mit dieser Funktion verbundenen Aufgaben und Pflichten, insbesondere die Mitwirkung an strategischen Entscheidungen, die Teilnahme an Board-Sitzungen sowie die Erbringung damit zusammenhängender Beratungsleistungen.
4.2    Der Mitarbeiter verpflichtet sich, seine ganze Arbeitszeit und Arbeitskraft der Gesellschaft zu widmen und ihre Interessen zu fördern. Es ist während der Dauer dieses Arbeitsverhältnisses nicht gestattet, eine andere bezahlte Tätigkeit bzw. eine Tätigkeit, für die üblicherweise eine Vergütung gewährt wird, auszuüben, einschließlich einer Teilzeitbeschäftigung oder selbständigen Tätigkeit, sofern nicht eine vorherige ausdrückliche Zustimmung der Gesellschaft in Textform vorliegt. Die Gesellschaft wird eine solche Zustimmung erteilen, soweit betriebliche Belange durch die Tätigkeit nicht beeinträchtigt werden. Die Zustimmung ist jederzeit widerruflich, sofern betriebliche Belange der Gesellschaft beeinträchtigt werden.

4.1    Approval of Secondary Employment
The Employee is hereby granted approval to engage in a secondary self-employed activity as a member of the Board of Directors of BlincVision AB. Such secondary activity includes the performance of the duties and responsibilities associated with this position, including participation in strategic decision-making, attendance at board meetings, and the provision of related advisory services
4.2    The Employee shall devote his/her full working time and capacity to the Company's business and to promote its interests. During the employment relationship all other activities for remuneration as well as activities, which would normally be remunerated, including any part-time work or self-employed work, are prohibited unless the Company has explicitly given its prior consent in text form. The Company will grant such consent if business interests/concerns are not affected by the activities. The consent can be revoked at any time in case business interests of the Company are affected.

Exhibit 10.1

4.3    Ebenso bedürfen Veröffentlichungen und Vorträge, welche die Interessen der Gesellschaft berühren, der vorherigen Zustimmung der Gesellschaft in Textform. Die Zustimmung ist jederzeit widerruflich, sofern betriebliche Belange der Gesellschaft beeinträchtigt werden.

4.3    Moreover, also publications and speeches which affect the interests of the Company require prior approval of the Company in text form. The approval can be revoked at any time in case business interests of the Company are affected.

5. Gehalt, Überzahlungen, Abtretungverbot, Kosten	5. Salary, Overpayments, Prohibition of Assignments, Costs
5.1    Der Mitarbeiter erhält ein jährliches Grundgehalt in Höhe von EUR 320.000 brutto, welches bei unterjährigem Ein- und Austritt anteilig und im Übrigen in gleichen Teilbeträgen rückwirkend am Ende eines Kalendermonats bargeldlos gezahlt wird. Das Grundgehalt wird jährlich überprüft.

5.1    The Employee shall receive a gross annual base salary of EUR 320,000 which shall be paid cashless in arrears in equal instalments at the end of each calendar month and is prorated in case the employment starts or ends dunring the year. The annual base salary shall be reviewed annually.

5.2    Der Mitarbeiter hat die Gesellschaft unverzüglich auf Gehaltsüberzahlungen hinzuweisen. Überzahlungen sind der Gesellschaft unverzüglich in voller Höhe, d.h. einschließlich hierauf entrichteter Steuern und Sozialversicherungsbeiträge, zurückzuzahlen. Der Mitarbeiter verzichtet diesbezüglich auf den Einrede der Entreicherung.

5.2    The Employee shall immediately inform the Company of any salary overpayments. He/She shall immediately repay to the Company any overpayments in full, i.e. including paid taxes and social security contributions. The Employee waives his/her right to claim the lack of enrichment.

5.3    Dem Mitarbeiter ist nicht gestattet, Vergütungsansprüche oder sonstige Ansprüche gegen die Gesellschaft ohne vorherige Zustimmung der Gesellschaft an Dritte abzutreten. Die Zustimmung darf nur aus sachlichen Gründen verweigert werden.

5.3    The Employee is not permitted to assign any claims to remuneration or any other entitlements against the Company to any third party withoult the prior consent of the Company. Consent may only be refused for objective reasons.

6. Bonus, Änderungs- und Widerrufsvorbehalt	6. Bonus, right of amendment and revoke

Exhibit 10.1

6.1    Darüber hinaus nimmt der Mitarbeiter am jeweils geltenden Annual Incentive Plan („AIP“) teil, wonach ein jährlicher leistungsbezogener Bonus abhängig von der Erreichung von Unternehmens-/Konzernzielen sowie individuellen Zielen erreicht werden kann. Der jährliche Zielbonus beträgt 50% des jährlichen Bruttogrundgehalts (anteilig bei unterjährigem Ein- oder Austritt) und ist auf 200% des jährlichen Grundgehalts (anteilig bei unterjährigem Ein- oder Austritt) begrenzt.

6.1    In addition, the Employee participates in the Annual Incentive Plan (“AIP”) providing for the opportunity to earn an annual performance related bonus subject to the achievement of company, group or individual targets. The annual on-target bonus amounts to 50% of the annual gross base salary (pro-rata in case the employment starts or ends during the fiscal year) and is capped to 200% of the annual gross base salary (pro-rata in case the employment starts or ends during the calendar year).

6.2    Die Gesellschaft behält sich vor, den AIP, auch bei zeitlicher Befristung, aus betrieblichen oder wirtschaftlichen Gründen oder aufgrund der Leistung des Mitarbeiters für die Zukunft zu ändern oder den Bonus insgesamt zu widerrufen, es sei denn, eine solche Änderung ist dem Mitarbeiter unzumutbar. Hierüber entscheidet das Compensation Committee des Board of Directors, welches auch die jählrichen Ziele und Kennzahlen festlegt.

6.2    The Company reserves the right to amend the AIP, even in the case of its limited term, for operational or economic reasons or based on the performance of the Employee in the future or to revoke the bonus altogether, unless such an amendment is unreasonable for the Employee.This is subject to the decision of the Compensation Committee of the Boad of Directors that also sets annual target and metrics.

7. Dienstwagenpauschale	7. Car Allowance
7.1    Der Mitarbeiter erhält eine monatliche Nutzungspauschale für die Nutzung seines privaten Pkws für betriebliche Fahrten in Höhe von EUR 1.500,00 brutto („Car Allowance“), zahlbar bargeldlos zum Ende eines Monats. Dafür hat er entsprechend sicherzustellen, dass der Pkw für dienstliche Zwecke zur Verfügung steht.

7.1    The Employee receives a monthly flat-rate allowance of EUR 1,500.00 gross (“Car Allowance”) for the use of his private car for business trips payable cashless at the end of the month. In return, he must ensure that the car is available for business purposes.

7.2 Benzinkosten für dienstlich gefahrene Kilometer erstattet die Gesellschaft ge-gen Nachweis mit EUR 0,30 pro gefahrenem Kilometer.	7.2 For mileage for business use of the company car the Employee shall be re-imbursed EUR 0.30 per km.

Exhibit 10.1

7.3    Mit Zahlung der Kfz-Nutzungspauschale sind sämtliche mit der dienstlichen Nut-zung des privaten Kraftfahrzeugs ent-stehenden Kosten, insbesondere Beiträ-ge zu Haftpflicht- und Kaskoversiche-rungen, Kfz- Steuern, laufende Betriebskosten (mit Ausnahme von Benzinkosten für dienstliche Nutzung), Kosten der Pflege, Instandhaltung und der Wartung sowie insbesondere das mit der Bereitstellung des Kraftfahrzeugs verbundene Unfallrisiko (insbesondere Schäden am Kraftfahrzeug, Wertminderungen, Nutzungsausfall und sonstige unvorhersehbare Kosten sowie Schäden infolge der dienstlichen Nutzung des Kfz) abgebgolten. Dies gilt nicht für Schäden im Zusammenhang mit der dienstlichen Nutzung, welche aus der Verletzung des Lebens, des Körpers oder der Gesundheit des Mitarbeiters resultieren und/oder auf einer vorsätzlichen oder fahrlässigen Pflichtverletzung der Gesellschaft, eines gesetzlichen Vertreters der Gesellschaft oder Erfüllungsge-hilfen der Gesellschaft resultieren.

7.3    By payment of the car allowance, all costs incurred in connection with the business use of the private car, in par-ticular contributions to liability and fully comprehensive insurance, motor vehi-cle taxes, current operating costs (except mileage for business-related travel), costs of care, mainte-nance and servicing as well as in par-ticular the accident risk associated with the provision of the private car (in par-ticular damages to the motor vehicle, depreciation, loss of use and other un-foreseeable costs as well as damage resulting from the business use of the private car) shall be deemed to be com-pensated. This does not apply to damages relating to the business use resulting from injury to the life, body or health of the Employee and/or resulting from an intentional or negligent breach of duty by the Company, a legal representative of the Company or vicar-ious agents of the Company.

7.4 Der Mitarbeiter ist verpflichtet, eine Vollkaskoversicherung mit einem Selbstbehalt in Höhe von EUR 1.000 sowie eine Haftpflichtversicherung zu marktüblichen Bedingungen abzuschließen.	7.4 The Employee is obliged to take out a fully comprehensive insurance with a deductible of EUR 1,000 and liability insurance at normal market conditions.
7.5    Die Gesellschaft ist berechtigt, die private Nutzung des Dienstwagens für die Zukunft aus sachlichen Gründen, also aufgrund der wirtschaftlichen Entwicklung der Gesellschaft, in der Person des Mitarbeiters liegenden Gründen, der Leistung oder des Verhaltens des Mitarbeiters zu widerrufen oder abzuändern, soweit dies dem Mitarbeiter zumutbar ist.

7.5    The Company is entitled to revoke or change the private use of the company car for the future for objective reasons, i.e. due to the economic development of the company, reasons relating to the person of the Employee, the performance or behavior of the Employee, insofar as this is reasonable for the Employee.

Exhibit 10.1

Ein sachlicher Grund liegt insbesondere vor bei:
    berechtigter Freistellung des Mitarbeiters von der Verpflichtung zur Arbeitsleistung
    Wegfall tatsächlicher Arbeitsleistung (z.B. Erkrankung, Sonderurlaub) nach Ablauf etwaiger Entgeltfortzahlungszeiträume,
    Ruhen des Arbeitsverhältnisses (z.B. Elternezeit)
    Änderung der Arbeitsaufgabe, wenn die KFZ-Nutzung im Zusammenhang mit der urspünglichen Arbeitsaufgabe stand, oder die KFZ-Nutzung nicht mehr im bisherigen Umfang für die neue Arbeitsaufgabe erforderlich ist,
    Entzug der Fahrerlaubnis oder Verbot zum Führen eines KFZ.
    Nichtnutzbarkeit des KFZ zu dienstlichen Zwecken, z.B. wegen Unfalls oder Defekts, wenn der Schaden nicht innerhalb üblicher Reparaturzeiten behoben wird.

An objective reason exists in particular in the case of
    justified release of the Employee from the obligation to perform work
    Cessation of actual work performance (e.g. illness, special leave) after expiry of any periods of continued remuneration,
    Suspension of the employment relationship (e.g. parental leave)
    Change of work assignment if the use of the vehicle was in connection with the original work assignment or the use of the vehicle is no longer required to the previous extent for the new work assignment,
    Withdrawal of driving license or ban on driving a motor vehicle, unusability of the car for business purposes, e.g. due to an accident or defect, if the damage cannot be repaired within normal repair times.

8. Zusätzliche Leistungen, Freiwilligkeitsvorbehalt	8. Additional Benefits, Reservation of the Right to Voluntariness
    Soweit die Gesellschaft dem Mitarbeiter über die in diesem Vertrag genannten Leistungen hinaus zusätzliche Leistungen gewähren sollte, erfolgt dies freiwillig. Der Mitarbeiter erwirbt auf diese Leistungen keinen Rechtsanspruch, auch dann nicht, wenn diese Leistungen über einen längeren Zeitraum und/oder wiederholt gewährt werden sollten und nicht anlässlich jeder Gewährung die Freiwilligkeit der Zahlung ausdrücklich vorbehalten wird.

Should the Company grant to the Employee any further benefits beyond those described in this contract, these benefits shall be granted on a voluntary basis. The Employee shall not acquire a legal claim to these benefits even if they are granted over a longer period of time and/or if they are repeatedly granted without the Company specifically reserving the right to claim the voluntariness on each occasion of the benefits being granted.

9. Reisekosten	9. Travel Expenses

Exhibit 10.1

    Reisekosten und sonstige notwendige und angemessene Auslagen, die der Mitarbeiter im Interesse der Gesellschaft aufwendet, werden gegen Nachweis im Rahmen der jeweils geltenden Richtlinien der Gesellschaft und der Steuervorschriften erstattet. Hierzu hat der Mitarbeiter monatlich eine vollständige Abrechnung der angefallenen Auslagen nebst Belegen in der von der Gesellschaft gewünschten Form bei der Gesellschaft einzureichen.

Travel expenses and other necessary and reasonable expenses incurred by the Employee in the furtherance of the Company's business shall be reimbursed on presentation of supporting documents, within the scope of the Company's policies in force from time to time and the applicable German tax regulations. For that purpose the Employee has to submit on a monthly basis a complete expense report including receipts in a form as required by the Company.

10. Arbeitsverhinderung, Anzeige- und Nachweispflichten	10. Inability to Perform Duties, Obligation to Information and Submission of evidenc of Medical Certificates
10.1    Der Mitarbeiter ist verpflichtet, jede Arbeitsverhinderung und ihre voraussichtliche Dauer dem/der Vorgesetzten oder der Human Resources Abteilung unverzüglich anzuzeigen. Auf Verlangen sind die Gründe der Arbeitsverhinderung mitzuteilen.

10.1    The Employee is obliged to inform his manager or the Company’s Human Resources team without delay of any inability to perform his duties and the expected duration. Upon request, the reasons for the inability to work shall be disclosed.

10.2    Dauert eine Arbeitsunfähigkeit länger als drei Kalendertage, hat der Mitarbeiter eine ärztliche Bescheinigung über das Bestehen der Arbeitsunfähigkeit sowie deren voraussichtliche Dauer (“Arbeitsunfähigkeitsbescheinigung”) spätestens an dem darauffolgenden Arbeitstag vorzulegen bzw. bei Vorliegen der gesetzlichen Voraussetzungen die Arbeitsunfähigkeit zu diesem Zeitpunkt ärztlich feststellen und bescheinigen zu lassen (eAU). Die Gesellschaft ist berechtigt, die Vorlage der Arbeitsunfähigkeitsbescheinigung bzw. die ärztliche Feststellung der Arbeitsunfähigkeit früher zu verlangen.

10.2    In case of sickness lasting longer than three calendar days, the Employee is obliged to submit a medical certificate on the incapacity to work and its prospective duration (“Medical Certificate”) not later than on the following working day alternatively in case the statutory conditions are met to have the incapacity to work confirmed and certified by a doctor as of that date (“eAU). The Company is entitled to demand an earlier submission of the Medical Certificate.

10.3    Dauert die Arbeitsunfähigkeit länger als in der Arbeitsunfähigkeitsbescheinigung angegeben, so ist der Mitarbeiter verpflichtet, an dem auf das bescheinigte Ende der Arbeitsunfähigkeit folgenden Arbeitstag eine neue Arbeitsunfähigkeitsbescheinigung einzureichen bzw. sich die Arbeitsunfähigkeit ärztlich bescheinigen zu lassen. Auch in diesem Fall hat der Mitarbeiter das Überschreiten der bescheinigten Zeit der Arbeitsunfähigkeit unverzüglich - auch telefonisch - anzuzeigen.

10.3    If the absence continues longer than indicated in the Medical Certificate on the incapacity to work, the Employee is obliged to submit a new Medical certificate on the incapacity to work on the working day following the end of the certified period or to have the incapacity certified. Also in this case, the Employee is obliged to inform the Company immediately of the continuation of the indicated absence. The notification may be given by telephone call.

Exhibit 10.1

10.4    Hat der Mitarbeiter Schadensersatzansprüche gegenüber Dritten wegen Verdienstausfalls, der ihm durch die Arbeitsunfähigkeit entsteht, so tritt er diese in Höhe der geleisteten Gehaltsfortzahlung an die Gesellschaft ab.

10.4    lf the Employee has compensation claims against third parties due to the loss of his/her earnings, caused by the inability to work, he/she shall assign such claims to the Company in the amount of the continued payment of salary.

10.5 § 616 BGB findet keine Anwendung.	10.5 Section 616 BGB (German Civil Code) does not apply.
11. Urlaub, Verfall	11. Vacation, Lapse of Vacation
11.1    Der gesetzliche Mindesturlaub beträgt auf Basis einer 5-Tage-Woche 20 Arbeitstage pro Kalenderjahr. Zusätzlich zu diesen 20 Arbeitstagen gewährt die Gesellschaft dem Mitarbeiter einen vertraglichen Urlaubsanspruch von weiteren 5 Arbeitstagen pro Kalenderjahr, die bei unterjährigem Beginn oder Ende des Arbeitsverhältnisses anteilig gewährt werden. Vertraglicher Urlaub kann erst genommen werden, wenn der gesetzliche Urlaub genommen ist. Samstage gelten nicht als Arbeitstage.

11.1    Minimum statutory vacation is 20 working days per calendar year based on a 5-day work-week. In addition to these 20 working days, the Company grants the Employee a contractual vacation of additional 5 working days per calendar year. In case the employment starts or ends during the calendar year, the contractual vacation is granted on a pro rata basis. Contractual vacation can only be used if statutory vacation has been taken in full. Saturdays are not considered working days.

11.2 Der Zeitpunkt des Urlaubs wird von der Gesellschaft unter Berücksichtigung der betrieblichen Notwendigkeiten und der persönlichen Wünsche des Mitarbeiters festgelegt.	11.2 The time of vacation shall be determined by the Company, taking into consideration both the business requirements of the Company and the personal wishes of the Employee.
11.3    Für den Verfall des gesetzlichen Mindesturlaubs gelten die gesetzlichen Vorschriften. Über den gesetzlichen Mindesturlaub hinausgehender vertraglicher Urlaub verfällt, wenn er nicht bis zum 31. März des Folgejahres genommen wird.

11.3 For the lapse of the statutory vacation, the statutory requirements shall apply. The contractual vacation granted in addition to the statutory minimum shall lapse if not taken by March 31, of the following calendar year.

11.4 Bei Beendigung des Arbeitsverhältnisses erfolgt eine etwaige Abgeltung nur bis zur Höhe des gesetzlichen Urlaubsanspruches.	11.4 Upon termination of the employment, a possible compensation will only be paid with respect to the statutory vacation claim.

Exhibit 10.1

12. Verschwiegenheit, Vertragsstrafe	12. Confidentiality, Contractual Penalty
12.1    Der Mitarbeiter verpflichtet sich, alle ihm anvertrauten oder ihm sonst bekannt gewordenen geschäftlichen, betrieblichen oder technischen Informationen, die sich auf die Gesellschaft oder auf ein mit ihr verbundenes Unternehmen beziehen und vertraulichen Charakter haben, Dritten nicht zu offenbaren und nicht für eigene Zwecke zu verwenden. Als vertraulich gelten alle Informationen, die die Gesellschaft als vertraulich bezeichnet hat oder die auch ohne entsprechende Bezeichnung offensichtlich als vertraulich zu erkennen sind. Hiervon erfasst sind z. B. Einzelheiten der Betriebsorganisation und der Beziehungen zu Kunden, Geschäftspartnern und Auftraggebern sowie Einzelheiten zum des Know-how der Gesellschaft.

12.1    The Employee shall not disclose to any third party or use for his/her own purposes any confidential business or other information relating to the Company or its affiliates, which has become known to him/her and which is of a confidential nature. All information which the Company has designated as confidential or which are obviously recognizable as such even without such designation shall be deemed confidential. This includes, for example, details of the Company's organisation and relations with customers, business partners and contractors as well as details concerning the Company's know-how.

12.2    Dritte in diesem Sinne sind sowohl Außenstehende als auch andere Mitarbeiter der Gesellschaft oder mit ihr verbundene Unternehmen, die mit den betreffenden Informationen nicht unmittelbar befasst sind.
12.2 Third parties in this sense are both external parties and other employees of the Company or its affiliates who are not directly involved in the relevant information.
12.3 Im Zweifel hat der Mitarbeiter die Zustimmung der Gesellschaft zur Offenbarung oder Verwendung von Informationen in Textform einzuholen.	12.3 In case of doubt the Employee shall obtain the consent of the Company to the disclosure or use of information in text form.
12.4 Eine Pflicht zur Geheimhaltung besteht nicht	12.4 An obligation to maintain confidentiality does not apply

Exhibit 10.1

    für vertrauliche Informationen, die zum Zeitpunkt der Offenlegung öffentlich zugänglich waren, soweit der Mitarbeiter auf Grund eines Gesetzes oder der Entscheidung eines Gerichts oder einer Verwaltungsbehörde dazu verpflichtet ist, die vertrauliche Information offenzulegen und in den Fällen des § 5 Geschäftsgeheimnisgesetz (GeschGehG).

    for confidential information which were available to the public at the time of disclosure, insofar as the Employee is obliged to disclose the confidential information on the basis of a law or the decision of a court or administrative authority, and in the cases of § 5 of the Business Secrets Act (GeschGehG).

12.5    Die Verpflichtung nach Abs. 1 dieser Ziffer gilt sowohl während der Dauer dieses Arbeitsverhältnisses als auch nach seiner Beendigung. Soweit der Mitarbeiter dadurch in seinem beruflichen Fortkommen unangemessen behindert werden sollte, kann er von der Gesellschaft die Einschränkung der Geheimhaltungspflichten verlangen.

12.5    This obligation under para 1 of this Section shall apply during the term of the employment and survive the termination of this Employment Contract. If the Employee is hereby unreasonably restricted in his/her professional advancement, he/she can request the Company to restrict the confidentiality obligations.

12.6    Geschäftliche Unterlagen aller Art, einschließlich der auf dienstliche Angelegenheiten und Tätigkeiten sich beziehenden persönlichen Aufzeichnungen sind sorgfältig aufzubewahren und dürfen nur zu geschäftlichen Zwecken verwendet werden. Das Anfertigen von Abschriften oder Auszügen sowie das Kopieren von Zeichnungen, Dokumenten, Aufzeichnungen, Kostenberechnungen, Statistiken und ähnlichem sowie von anderen Geschäftsunterlagen ist ausschließlich für dienstliche Zwecke zulässig.

12.6    Business records of any kind, including private notes concerning Company affairs and activities, shall be carefully kept and only used for business purposes. Any copies, extracts or duplicates of drawings, calculations, statistics and the like, or of any other business records, are to be made and used exclusively for the Company’s business purposes.

12.7    Der Mitarbeiter verpflichtet sich, für jeden Fall der Zuwiderhandlung gegen die in dieser Ziffer 12 umschriebenen Verpflichtungen eine Vertragsstrafe nach Maßgabe der Ziffer 17 dieses Arbeitsvertrages zu zahlen.
12.7 The Employee shall pay a contractual penalty in accordance with Sec. 17 of this Employment Contract for each case of violation of the obligations described in this Sec. 12.
13. Urheberrecht und sonstige Schutzrechte	13. Copyrights and further intellectual property rights

Exhibit 10.1

13.1    Der Mitarbeiter räumt der Gesellschaft hiermit unwiderruflich das ausschließliche, zeitlich, räumlich und inhaltlich unbeschränkte Recht ein, urheberrechtlich oder durch verwandte Schutzrechte geschützte Ergebnisse der Tätigkeit einschließlich Computerprgrammen („Arbeitsergebnisse"), die er in Erfüllung seiner vertraglichen Pflichten aus diesem Arbeitsverhältnis geschaffen hat, vom Zeitpunkt der Rechtsentstehung an zu nutzen. Die Übertragung der urheberrechtlichen oder sonstigen Nutzungs- und Verwertungsrechte an den Arbeitsergebnissen umfasst auch etwaige bei Vertragsschluss noch unbekannte Nutzungsarten. Die Einräumung umfasst die Befugnis der Gesellschaft, die Rechte im In- und Ausland in körperlicher und in unkörperlicher Form zu nutzen und berechtigt die Gesellschaft zur Weiterübertragung und Vergabe von inhaltlich, räumlich und zeitlich beliebig gestalteten Unterlizenzen an beliebige Dritte.

13.1    The Employee hereby irrevocably grants the Company the exclusive right, unrestricted as to time, territory and content, to use work products protected by copyright or ancillary rights ("Work Products"), which he/she creates in the course of performance of his/her contractual duties hereunder. This irrevocable and exclusive right shall take effect upon its creation. This grant of the rights of use and exploitation under copyright law or other laws also covers any types of use that were unknown when the agreement was entered into. This grant includes the right of the Company to use any copyrights and ancillary rights in a tangible and intangible form, both within and outside Germany, and entitles the Company to assign and sublicense any such rights to any third person, irrespective of the scope of application of the sublicense as to time, territory and content.

13.2    Die Rechte des Mitarbeiters nach § 38 Abs. 1 Satz 2 UrhG werden ausdrücklich ausgeschlossen. Der Mitarbeiter verzichtet des Weiteren auf die Ausübung etwaiger ihm an den Arbeitsergebnissen zustehender Urheberpersönlichkeitsrechte, soweit diese die ungestörte Nutzung durch die Gesellschaft beeinträchtigen würden. Insbesondere verzichtet der Mitarbeiter auf ihm zustehende Veröffentlichungsrechte und stimmt Änderungen seines Werkes in branchenüblichem Umfang zu. Das Recht des Mitarbeiters, Entstellungen, andere Beeinträchtigungen oder Nutzungen zu verbieten, die geeignet sind, seine berechtigten geistigen und persönlichen Interessen am Beitrag zu gefährden, bleibt unberührt.

13.2    The Employee’s rights existing in accordance with Section 38 para. 1 sentence 2 German Copyright Act (Urheberrechtsgesetz - UrhG) are explicitly excluded. Furthermore, the Employee waives any of his/her possible author's personal rights existing with regard to the Work Products as far as they may affect the undisturbed use by the Company. In particular, the Employee waives his/her right to publish the Work Products and consents to modifications of his/her work within a scope customary in the industry. The Employee’s right to prohibit distortions, other impairments or uses which are capable endangering the legitimate intellectual and personal interests intrinsic to the work remain unaffected.

Exhibit 10.1

13.3 Die Einräumung sämtlicher Nutzungsrechte und die Verwertung der Arbeitsergebnisse ist mit der unter Ziffer 5 vereinbarten Vergütung abgegolten.	13.3 The above granting of all rights to use and to exploit the Work Products is deemed to be remunerated in full by the remuneration agreed to in Clause 5.
13.4    Die Gesellschaft ist exklusiv berechtigt, sämtliche wirtschaftlichen Nutzungsrechte an von dem Mitarbeiter im Rahmen und während der Dauer des Arbeitsverhältnisses geschaffener Software auszuüben (§ 69b UrhG). Der Mitarbeiter ist zur Verwertung von ihm geschaffener Software nicht berechtigt; dies gilt auch nach Beendigung dieses Arbeitsverhältnisses. Der Mitarbeiter verzichtet auf die Nennung als Urheber der Software selbst. Soweit es zur Nutzung der erstellten Software durch die Gesellschaft notwendig ist, verzichtet er auf die Ausübung seiner sonstigen urheberpersönlichkeitsrechtlichen Befugnisse, insbesondere des Rückrufrechts, des Änderungsverbots und des Veröffentlichungsrechts. Die Einräumung der Nutzungsrechte und die Verwertung der Software ist mit der unter Ziffer 5 vereinbarten Vergütung abgegolten.

13.4    The Company shall be the exclusive owner of all exploitation rights to all software created by the Employee during the term of this Employment Contract and within the scope of his/her contractual duties (Section 69b German Copyright Act (Urheberrechtsgesetz). The Employee shall not exploit the software created by him/her. This obligation shall remain in full force and effect both during and after termination of this Employment Contract. The Employee waives his/her right to be named as an author on the Software itself. He/She waives any moral rights including the right of revocation, the right to prohibit alterations or distortions and the right of publication, as far as required for the use of the software by the Company. The above granting of all rights to use and to exploit the software is deemed to be remunerated in full by the remuneration agreed on in Clause 5.

13.5 In Bezug auf Erfindungen im Sinne des Arbeitnehmererfindungsgesetzes (ArbErfG) gilt das Arbeitnehmererfindungsgesetz.	13.5 With regard to inventions in the meaning of the Employee Invention Act, the Employee Invention Act applies.
14. Nachvertragliches Mitarbeiterabwerbeverbot, Vertragsstrafe	14. Post-Contractual Non-Solicitation of Employees, Contractual Penalty

Exhibit 10.1

14.1    Der Mitarbeiter verpflichtet sich ferner, für einen Zeitraum von einem Jahr nach Beendigung des Arbeitsverhältnisses weder direkt noch indirekt, auf eigenes Betreiben oder Veranlassung eines Dritten Mitarbeiter der Gesellschaft oder eines verbundenen Unternehmens abzuwerben oder diese in sonstiger Weise zu veranlassen, das Vertragsverhältnis mit der Gesellschaft bzw. einem verbundenen Unternehmen zu beenden.

14.1    The Employee undertakes for a period of one year following the termination of the employment relationship, neither directly nor indirectly, at his own instigation or at the instigation of a third party, to entice away employees of the Company or of an affiliated company or to cause them in any other way to terminate the contractual relationship with the Company or an affiliated company.

14.2    Der Mitarbeiter verpflichtet sich, für jeden Fall der Zuwiderhandlung gegen die in Absatz 1 dieser Ziffer umschriebenen Verpflichtungen eine Vertragsstrafe nach Maßgabe der Ziffer 17 dieses Arbeitsvertrages zu zahlen.
14.2 The Employee shall pay a contractual penalty in accordance with Clause 17 of this Employment Contract for each case of violation of the obligations described in paragraph 1 of this clause.
16. Vertragsdauer und Kündigung	16. Term of Employment and Termination
16.1 Dieser Arbeitsvertrag wird auf unbestimmte Zeit geschlossen.	16.1 This Employment Contract is entered into for an indefinite period of time.
16.2 Das Arbeitsverhältnis kann von jeder der beiden Parteien unter Einhaltung einer Frist von 6 Monaten zum Monatsende gekündigt werden.	16.2 The employment relationship can be terminated by either party in compliance with a 6 months’ notice period effective to the end of a calendar month.
16.3    Das Arbeitsverhältnis endet ohne besondere Kündigung mit Ablauf des Monats, in dem der Mitarbeiter das gesetzliche Regelrentenalter erreicht, oder wenn dauerhaft eine teilweise oder volle Erwerbsminderung im Sinne des § 43 SGB VI festgestellt wird.

16.3 The employment relationship shall end without notice not later than the expiry of the month in which the Employee reaches the regular retirement age, or if a permanent partial or full reduction in earning capacity in the sense of Section 43 Code of Social Law VI has been ascertained.

16.4 Jede gesetzliche Verlängerung der Kündigungsfristen zugunsten des Mitarbeiters gem. § 622 BGB gilt auch zugunsten der Gesellschaft.	16.4 Any statutory extension of the notice period to the Employee's benefit pursuant to Sec. 622 BGB shall also apply in favour of the Company.

Exhibit 10.1

16.5 Jede Seite kann das Arbeitsverhältnis aus wichtigem Grund fristlos kündigen (§ 626 BGB).	16.5 Either party may terminate the employment for cause without a notice period (Sec. 626 BGB).
16.6 Eine Kündigung bedarf der Schriftform (§ 623 BGB).	16.6 Notice of termination must be given in writing (Sec. 623 BGB).
16.7    Im übrigen richtet sich das bei Kündigung einzuhaltende Verfahren, soweit in diesem Vertrag nichts Abweichendes geregelt ist, nach den jeweils geltenden gesetzlichen Bestimmungen Auf die 3-wöchige Klagefrist nach § 4 KSchG wird hingewiesen.

16.7 In all other respects, the procedure to be followed in the event of termination shall be governed by the applicable statutory provisions, unless otherwise provided for in this Agreement. Reference is made to the 3-week period for filing an action pursuant to Sec. 4 of the German Termination Protection Act (KSchG).

17. Höhe der Vertragsstrafe	17. Amount of the Contractual Penalty
17.1 Ist der Mitarbeiter nach diesem Arbeitsvertrag verpflichtet, eine Vertragsstrafe zu zahlen, beträgt deren Höhe für jeden Fall der Zuwiderhandlung ein Bruttomonatsgehalt.	17.1 If the Employee is obliged to pay a contractual penalty under this Employment Contract, the amount of such penalty shall be one gross monthly salary for each case of breach.
17.2    Ein einzelner Fall der Zuwiderhandlung liegt vor, wenn der Mitarbeiter an zumindest einem Tag einmal oder mehrmals gegen die ihm obliegende Verpflichtung verstößt. Wenn der Mitarbeiter an zumindest zwei Tagen gegen die ihm obliegende Verpflichtung verstößt, gilt jeder Tag (nach dem ersten Tag) als weiterer einzelner Fall der Zuwiderhandlung. Dies gilt auch im Falle einer fortgesetzten Zuwiderhandlung im Rahmen der Eingehung eines Dauerschuldverhältnisses. In jedem Fall ist die Summe der pro Kalendermonat verwirkten Vertragsstrafen auf zwei Bruttomonatsgehälter begrenzt.

17.2    An individual case of a breach shall exist in case the Employee breaches his/her obligations once or several times per day. In case the Employee breaches his/her obligations on at least two days, any further day (following the first day) is deemed to be an additional case of breach. This also applies in the event of a continued breach in connection with entering a long-term contractual relationship. In any event the contractual penalties per calendar month is limited to two gros monthly salaries.

Exhibit 10.1

17.3    Ein Bruttomonatsgehalt entspricht einem Zwölftel der vom Mitarbeiter in den letzten 12 Monaten des Bestehens des Arbeitsverhältnisses vor Verwirkung der Vertragsstrafe von der Gesellschaft bezogenen Jahresbruttovergütung inklusive Grundgehalt, Bonus, sonstige variable Vergütung, Sachbezüge sowie sonstiger Leistungen.

17.3    The amount of the relevant monthly gross salary is equivalent to 1/12 if the Employee’s total annual remuneration of the 12 months prior to the breach including base salary, bonus, other variable remuneration, benefits in kind and any other benefits.

17.4 Die Summe der Vertragsstrafen beträgt höchstens sechs Bruttomonatsgehälter.	17.4 The total amount of contractual penalties shall not exceed six months‘ gross salary.
17.5 Die Geltendmachung einer Vertragsstrafe hindert die Gesellschaft nicht an der Geltendmachung weitergehender Ansprüche, die aus dem vertragswidrigen Verhalten des Mitarbeiters resultieren.	17.5 The enforcement of a contractual penalty shall not prevent the Company from asserting further claims resulting from the breach of contract by the Employee.
18. Freistellung, Rückgabe von Arbeitsmitteln	18. Release from the Obligation to Work, Return of Work Materials
18.1    Bei Kündigung des Vertrages kann die Gesellschaft den Mitarbeiter bis zum Ablauf der Kündigungsfrist jederzeit widerruflich oder unwiderruflich von der Verpflichtung zur Arbeitsleistung unter Fortzahlung der vertragsgemäßen Vergütung freistellen.

18.1    If one of the parties has given notice of termination, the Company is entitled to revocable or irrevocably release the Employee from the obligation to work at any time until the end of the notice period while continuing to pay the contractual remuneration.

18.2    Das Recht zur Freistellung besteht insbesondere, wenn aus betrieblichen und/oder organisatorischen Gründen kein Beschäftigungsbedarf für den Mitarbeiter mehr besteht, das Vertrauensverhältnis gestört ist, zum Schutz anderer Mitarbeiter, zum Schutz von Kundenbeziehungen sowie aus Gründen der Wahrung und Sicherung von Betriebs- und Geschäftsgeheimnissen und sonstiger vertraulicher Betriebsangelegenheiten.

18.2    The right to such release will exist, in particular, if for business and/or organisational reasons there is no more need of employment for the Employee, if the relationship of trust has been disturbed, to protect other employees, to protect customer relations as well as for reasons of protecting and securing operational and business secrets and other confidential company matters.

Exhibit 10.1

18.3    Der Mitarbeiter hat der Gesellschaft unaufgefordert mitzuteilen, ob und in welcher Höhe er Arbeitsentgelt neben der aufgrund dieses Vertrages gezahlten Vergütung erhält. Auf Verlangen sind die Angaben durch Vorlage prüfbarer Unterlagen zu belegen.

18.3    The Employee must inform the Company, without being asked, about any remuneration he/she obtains apart from the salary received from the Company. This duty to inform also includes the amount of the remuneration. Upon request by the Company, the Employee must prove this information by presenting auditable records.

18.4    Der Mitarbeiter hat auf Verlangen der Gesellschaft jederzeit und nach Ausspruch einer Kündigung - gleich von welcher Seite - von sich aus alle in seinem Besitz befindlichen Arbeitsmittel und alle Geräte, die dem Mitarbeiter durch die Gesellschaft zur Verfügung gestellten worden sind sowie alle sonstigen Gegenstände der Gesellschaft, insbesondere Geschäftsunterlagen sowie Kopien und Aufzeichnungen davon, herauszugeben.

18.4    At any time upon the request of the Company, and without solicitation after notice of termination of the employment relationship, irrespective of the party giving notice, the Employee shall return all work materials and any equipment provided by Company to the Employee as well as all other items belonging to the Company, in particular business documents and copies thereof.

18.5 Dem Mitarbeiter steht weder ein Zurückbehaltungsrecht noch ein Ersatzanspruch zu.	18.5 The Employee has no right of retention and no damage compensation claims.
19. Ausschluss von Ansprüchen	19. Exclusion of Claims
19.1    Alle Ansprüche der Parteien aus dem Arbeitsverhältnis und solche, die mit diesem oder seiner Beendigung im Zusammenhang stehen, verfallen, wenn sie nicht binnen drei Monaten nach ihrer Fälligkeit gegenüber der anderen Partei in Textform (z.B. E-Mail, Brief) geltend gemacht werden. Nach Ablauf der genannten Frist sind die Ansprüche ausgeschlossen.

19.1    All claims of the parties arising from the employment relationship or its termination are forfeited unless they are raised within three months after they have become due in text form (e.g. email, letter) vis-á-vis the other party. After the lapse of this time limit, the claims shall be forfeited.

19.2    Für Zahlungsansprüche des Mitarbeiters, die während eines Kündigungsschutzprozesses fällig werden und von dessen Ausgang abhängen, beginnt die Verfallfrist von drei Monaten nach rechtskräftiger Beendigung des Kündigungsschutzverfahrens.

19.2    For salary entitlements of the Employee that become due during unfair dismissal proceedings and which are dependent upon their outcome, the three months’ exclusion period shall commence following the legally binding conclusion of the unfair dismissal proceedings.

Exhibit 10.1

19.3    Lehnt der jeweils andere Teil den Ausgleich des geltend gemachten Anspruchs in Textform ab oder erklärt er sich auf die Geltendmachung nicht binnen zwei Wochen, so ist der Anspruch binnen weiterer drei Monate nach der Ablehnung oder Ablauf der zweiwöchigen Frist gerichtlich geltend zu machen. Nach Ablauf der genannten Fristen sind die Ansprüche ausgeschlossen.

19.3    In case they should be rejected by the other party in text form, or in case of no reaction within two weeks, any legal proceedings must be commenced within another three months after rejection or the lapse of the two weeks-period. After the lapse of these time limits, the claims shall be forfeited.

19.4    Die Ausschlussfristen gem. Absatz 1 - 3 dieser Ziffer finden keine Anwendung auf unverzichtbare Rechte, z.B. nach dem Mindestlohngesetz, Arbeitnehmerentsendegesetz, Arbeitnehmerüberlassungsgesetz oder andere nach staatlichem Recht zwingende Mindestarbeitsbedingungen, Ansprüche aus Vorsatz oder unerlaubter Handlung, Ansprüche, die aus einer Verletzung des Lebens, des Körpers oder der Gesundheit resultieren sowie sonstige Ansprüche auf Grundlage von Gesetzen, Tarifverträgen und Betriebsvereinbarungen, auf die nicht oder nicht ohne die Zustimmung Dritter verzichtet werden kann.

19.4    The exclusion periods outlined above in paragraph 1 - 3 of this clause do not apply to non-forfeitable rights, e.g. claims to statutory minimum wage (e.g. under the Minimum Wage Act, Employee Secondment Act, Labor Lease Act) or any other mandatory minimum work conditions under statutory law, claims based on intentional conduct or arising from tortious acts, claims resulting from injury to life, limb or health or other claims based on statutory law, collective bargaining agreements or works agreements that are indispensable or only dispensable with third parties’ consent.

20. Arbeits-/Aufenthaltserlaubnis, aufschiebende Bedingung	20. Work/Residence Permit, condition precedent
Soweit der Mitarbeiter über keine Staatsangehörigkeit eines EU-Mitgliedsstaates verfügt, steht dieser Arbeitsvertrag unter der aufschiebenden Bedingung, dass der Mitarbeiter die rechtlichen Voraussetzungen für die Aufnahme und Ausübung der in Ziffer 1 vorgesehenen Tätigkeit für die Gesellschaft erfüllt und die notwendige Arbeits- und/oder Aufenthaltsgenehmigung vorliegt. Der Mitarbeiter wird der Gesellschaft vor Arbeitsantritt eine Kopie der erforderlichen Arbeits- und/oder Aufenthaltsgenehmigung übergeben. Er ist verpflichtet jede Änderung, insbesondere den Wegfall der Arbeits- und/oder Aufenthaltsgenehmigung unverzüglich der Gesellschaft anzuzeigen.

If the Employee is not a citizen of an EU-member state, this Employment Contract is subject to the condition precedent that the Employee fulfills the legal requirements to commence and perform the activity for the Company as agreed in Clause 1, in particular that he/she has been granted the necessary work and/or residence permit which may be necessary for the performance of work activities. The Employee shall provide the Company prior to the commencement of employment with a copy of the necessary work and/or residence permit. He/She shall be obliged to inform the Company without delay of any changes, in particular of any expiry or revocation of the work and/or residence permit.

21. Schlussbestimmungen	21. Final Provisions

Exhibit 10.1

21.1    Änderungen oder Ergänzungen dieses Vertrages, einschließlich dieser Vorschrift, bedürfen zu ihrer Rechtswirksamkeit der Textform, sofern gesetzlich keine strengere Form zwingend ist. Davon abweichend sind auch formlos getroffene Änderungen und Ergänzungen dieses Vertrages wirksam, wenn es sich hierbei um Individualabreden im Sinne von § 305b BGB handelt.

21.1    Any amendments or additions to this contract, including this regulation, must be made in text form unless stricter form requirements apply under statutory law. Despite form that, any informal changes or amendments to this Contract shall be valid and binding if the terms have been individually negotiated within the meaning of § 305b of the German Civil Code (BGB).

21.2 Dieser Arbeitsvertrag ersetzt sämtliche vorherigen Vereinbarungen der Parteien in Bezug auf das Arbeitsverhältnis, insbesondere vorherige Arbeitsverträge.	21.2 This Employment Contract replaces any previous agreements between the Parties, in particular any previous employment contracts.
21.3    Sollte eine Bestimmung dieses Arbeitsvertrages ganz oder teilweise unwirksam sein oder werden, so wird hiervon die Wirksamkeit der übrigen Bestimmungen dieses Vertrages nicht berührt. An die Stelle der unwirksamen Regelung tritt die gesetzlich zulässige Regelung, die dem mit der unwirksamen Regelung Gewollten wirtschaftlich am nächsten kommt. Dasselbe gilt für den Fall einer vertraglichen Lücke.

21.3    If a provision of this Employment Contract is or becomes wholly or partially invalid, the validity of the remaining provisions of this Agreement shall not be affected. The invalid provision shall be deemed to be replaced by a statutorily feasible provision, which economically most closely reflects the purpose of the invalid provision. The same applies in the event that the Agreement contains any omissions.

21.4 Der Mitarbeiter hat eine unterzeichnete Ausfertigung dieses Arbeitsvertrages erhalten.	21.4 The Employee has received a signed copy of this Employment Contract.
21.5 Im Zweifelsfall hat die deutsche Fassung Vorrang.	21.5 In case of doubt, the German version shall prevail.

Date: September 17, 2026	Date: September 17, 2026
Stoneridge GmbH	Mitarbeiter / Employee
/s/ Natalia Noblet Natalia Noblet President and CEO	/s/ Uwe Brandenburg Uwe Brandenburg